UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Liberty TripAdvisor Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LIBERTY TRIPADVISOR HOLDINGS, INC. 12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5200

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2023

Liberty TripAdvisor Holdings, Inc., a Delaware corporation (“we”, “us”, “our”, “Company,” or “Liberty TripAdvisor”), filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on April 21, 2023, relating to the 2023 Annual Meeting of Stockholders of the Company (the “Annual Meeting”).

Among the proposals for stockholder vote at the Annual Meeting is:

•	Proposal 3 – A proposal (which we refer to as the “conversion proposal”) to approve the adoption of the resolution of the Board of Directors of Liberty TripAdvisor approving the conversion of Liberty TripAdvisor to a corporation organized under the laws of the State of Nevada pursuant to and in accordance with applicable law and the plan of conversion, including the adoption of new Articles of Incorporation under Nevada law.

This Supplement does not change the proposals to be acted on at the Annual Meeting or the Board’s recommendations with respect to the proposals, which are described in the Proxy Statement. Except as specifically supplemented or revised by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered when voting your shares using one of the methods described in the Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSAL 3.

Voting

If you have already submitted a proxy to vote your shares, either by returning a completed proxy card or voting instruction form or by internet or telephone voting, you do not need to re-submit your proxy unless you wish to change your vote.

If you have not yet voted your shares, please do so as soon as possible. You may vote by following the instructions for voting as described in the Proxy Statement. If you have submitted your proxy, you may change or revoke your vote before it is voted at the Annual Meeting by following the instructions as described in the Proxy Statement.

If you have any further questions about voting or attending the Annual Meeting, please contact Liberty TripAdvisor Investor Relations at (844) 826-8736, Broadridge at (888) 789-8410 (outside the United States (303) 562-9272) or our proxy solicitor, D.F. King, at (212) 269-5550 (brokers and banks only) or (800) 628-8509 (toll free).

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Stockholders to be Held on June 6, 2023: our Notice of Annual Meeting of Stockholders, Proxy Statement and 2022
Annual Report to Stockholders are available at www.proxyvote.com.

Supplemental Disclosure Concerning the Conversion Proposal

The following disclosure supplements the Proxy Statement filed by Liberty TripAdvisor with the SEC on April 21, 2023. This supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety.

Stockholder Litigation

On April 21, 2023, a putative stockholder class and derivative action was filed in the Delaware Court of Chancery (the “Court”), captioned Palkon, et al. v. Maffei, et al., C.A. No. 2023-0449-JTL.  The complaint alleges that the proposal to redomesticate the Company to Nevada by conversion is a self-interested transaction that confers non-ratable benefits on the Company’s directors and its majority stockholder and is therefore subject to an entire fairness review. The complaint asserts claims for breach of fiduciary duty against Gregory M. Maffei, in his capacity as an alleged controlling stockholder of the Company, as well as against the Company’s directors.  The complaint seeks, among other things, to enjoin the conversion.

The Company has agreed with the plaintiffs not to effect the conversion until the Court enters a final non-appealable order dismissing the action or by agreement of the parties, subject to the Court approving the termination of the order.

The Company and the other named defendants deny that they have violated any laws or breached any duties to the Company’s shareholders and contend that the claims are without merit and intend to defend themselves vigorously.

The Company will hold the Annual Meeting, including the consideration of the proposals regarding the conversion, as scheduled on June 6, 2023.

Important Additional Information

This supplemental disclosure may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders for the Annual Meeting. Liberty TripAdvisor has filed with the SEC and made available to its common stockholders of record on April 10, 2023 a proxy statement on Schedule 14A containing important information about the conversion proposal and certain other matters to be considered by the common stockholders of Liberty TripAdvisor at its Annual Meeting. BEFORE MAKING ANY VOTING DECISION, LIBERTY TRIPADVISOR STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO) CAREFULLY AND IN ITS ENTIRETY, BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE CONVERSION PROPOSAL AND CERTAIN OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING. Investors and stockholders can obtain a copy of the documents filed by Liberty TripAdvisor with the SEC, including the Proxy Statement (and any amendments and supplements thereto), free of charge from the SEC’s website, http://www.sec.gov or by directing a request by mail to Liberty TripAdvisor at or from www.libertytripadvisorholdings.com.

Participants in the Solicitation

Liberty TripAdvisor and its directors, nominees, and executive officers may be deemed to be participants in the solicitation of proxies from Liberty TripAdvisor common stockholders with respect to the matters to be considered at the Annual Meeting, including the conversion proposal. Information about Liberty TripAdvisor’s directors and executive officers is set forth in the Proxy Statement. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are described in the Proxy Statement filed with the SEC on April 21, 2023 and other relevant materials to be filed with the SEC.